UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 6, 2005 ebank Financial Services, Inc.
(Exact name of registrant as specified in its charter)

GEORGIA (State or other jurisdiction of incorporation)	000-24043 (Commission File Number)	58-2349097 (IRS Employer Identification No.)
2410 Paces Ferry Road, Suite 190
Atlanta Georgia 30339
(Address of Principal Executive
Offices) (Zip Code)
(770) 863-9225
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.
Item 7.01. Regulation FD Disclosure.
SIGNATURES

Item 1.01. Entry Into a Material Definitive Agreement.
     ebank Financial Services, inc. (the “Company”) previously reported on May 16, 2005, that it entered into a Standstill Agreement with Edward L. Terry and Gary R. Rhineheart and certain of their related interests. The Standstill Agreement was entered into in connection with the filing of a Change in Control Notice with the Office of Thrift Supervision (the “OTS”) by Messrs. Terry and Rhineheart. The effectiveness of the Standstill Agreement was conditioned on approval by the OTS of the Change in Control Notice.
     As discussed below, the Company has been notified that the OTS does not intend to disapprove the Change in Control Notice and, accordingly, the terms of the Standstill Agreement became effective upon such action by the OTS. Pursuant to the terms of the Standstill Agreement, Messrs. Terry and Rhineheart have agreed, among other things, to limit their stock ownership in the Company to no more than 33% of the issued and outstanding shares of the Company’s common stock during the term of the Standstill Agreement and the Company has agreed that, at the first annual meeting of shareholders following the occurrence of both (A) the OTS action described below and (B) Messrs. Terry and Rhineheart and their related interests holding at least 25% of the Company’s outstanding voting securities, the Company will use its best efforts to cause one (1) representative of such shareholders to be elected to its Board of Directors. The initial term of the Standstill Agreement is for a period of five (5) years, subject to certain events enumerated in the Standstill Agreement which could cause such term to be terminated early, such as an “extraordinary transaction” (as defined in the Standstill Agreement) or an agreement among all of the parties to terminate such agreement. Please refer to the May 16, 2005 Form 8-K filed by the Company which contains a description of the Standstill Agreement, along with a complete copy of such agreement.
Item 7.01. Regulation FD Disclosure.
     On September 6, 2005, the Company received a notice from the OTS dated September 2, 2005, stating that the OTS does not intend to disapprove the Change in Control Notice previously filed by Messrs. Terry and Rhineheart and certain of their related interests. Pursuant to the Change in Control Notice, Messrs. Terry and Rhineheart have agreed to limit their stock ownership in the Company to no more than 33% of the issued and outstanding shares of the Company’s common stock. Despite this 33% limitation, a Change in Control Notice is required by the OTS for anyone planning to acquire in excess of 25% of the outstanding shares of a thrift institution.
     Pursuant to the Change in Control Notice, Messrs. Terry and Rhineheart generally may acquire shares of the Company’s common stock within a one year period after September 2, 2005, the date of the OTS letter acting on the Change in Control Notice, subject to no material change in the circumstances set forth in the Change in Control Notice occurring during that time. Additionally, to the extent Messrs. Terry and Rhineheart desire to acquire more than 33% of the Company’s common stock, they must obtain the approval of the OTS pursuant to either a new Change in Control Notice or an amended Change in Control Notice. The requirement that the OTS approve any acquisitions over the 33% limitation is in addition to the terms and conditions contained in the Standstill Agreement.
     Additionally, the Company and Messrs. Terry and Rhineheart intend to explore, subject to approval of the parties and regulatory approvals, the formation of a mortgage origination business through a joint venture or other appropriate structure.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ebank Financial Services, Inc.

Date: September 7, 2005	By: /s/ James L. Box James L. Box, President and Chief Executive Officer

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